UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Rule 14a-12

CITIZENS HOLDING COMPANY

(Name of Registrant as Specified in its Charter)

______________________________________________________

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Citizens Holding Company

521 Main Street

Philadelphia, Mississippi 39350

March 17, 2023

Dear Shareholders:

On behalf of our Board of Directors, we cordially invite you to attend the 2023 Annual Meeting of Shareholders of Citizens Holding Company (the “Annual Meeting”). The Annual Meeting will be held beginning at 4:30 p.m., Central daylight time, on Tuesday, April 25, 2023, at the main office of The Citizens Bank of Philadelphia, 521 Main Street, Philadelphia, Mississippi 39350. The formal Notice of the Annual Meeting appears on the next page.

The Annual Meeting has been called for the following purposes: (1) to elect the four Class III directors named herein, each for a three-year term; (2) to approve, on an advisory (non-binding) basis, our executive officer compensation; (3) to approve, on an advisory (non-binding) basis, the frequency of the vote on our executive officer compensation; (4) to ratify our Board of Directors’ appointment of our independent public accountants for the fiscal year ending December 31, 2023; and (5) to transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

The accompanying proxy statement provides detailed information concerning the matters to be voted on at the Annual Meeting. We are first distributing the accompanying proxy statement and proxy card to our shareholders on or about March 17, 2023. We urge you to review the proxy statement and each of the proposals carefully. Regardless of the number of shares of our common stock you own, it is important that your views be represented regardless of whether you are able to be present at the Annual Meeting. Please take a moment now to sign, date and mail the enclosed proxy card in the postage prepaid envelope. Our Board of Directors recommends a vote “FOR” each proposal.

We are grateful for our shareholders’ continued interest in Citizens Holding Company and are pleased that in the past so many of you have voted your shares either in person or by proxy. We hope you will continue to do so and again urge you to return your proxy card as soon as possible.

Sincerely,

Greg L. McKee	Stacy M. Brantley
Chief Executive Officer	President and Chief Executive Officer
Citizens Holding Company	The Citizens Bank of Philadelphia

Citizens Holding Company

521 Main Street

Philadelphia, Mississippi 39350

NOTICE OF 2023 ANNUAL MEETING OF SHAREHOLDERS

TIME:	4:30 p.m., Central daylight time, on Tuesday, April 25, 2023

PLACE:	The Citizens Bank of Philadelphia 521 Main Street Philadelphia, Mississippi 39350

ITEMS OF BUSINESS:

 (1) To elect the four Class III director nominees named herein, each for a three-year term;

 (2) To approve, on an advisory (non-binding) basis, our executive officer compensation;

 (3) To approve, on an advisory (non-binding) basis, the frequency of the vote on our executive officer compensation;

 (4) To ratify our Board of Directors’ appointment of our independent registered public accounting firm for the fiscal year ending December 31, 2023; and

 (5) To transact any other business that may properly come before the Annual Meeting or any adjournments thereof.

RECORD DATE:	You can vote if you are a shareholder of record as of the close of business on March 10, 2023.

ANNUAL REPORT:	Our 2022 Annual Report, which is not a part of the proxy solicitation materials accompanying this notice, is enclosed.

PROXY VOTING:

It is important that your shares of common stock be represented and voted at the Annual Meeting. Please mark, sign, date and promptly return the enclosed proxy card in the postage paid envelope. Any proxy may be revoked at any time prior to its exercise at the Annual Meeting.

INTERNET AVAILABILITY:

Important notice regarding the availability of proxy materials for the Annual Meeting of Shareholders to be held on April 25, 2023.  The proxy statement, proxy card and annual report are available at

www.thecitizensbankphila.com/investor-relations/sec-filings.

By Order of the Board of Directors

Mark D. Taylor Secretary

Philadelphia, Mississippi

March 17, 2023

CITIZENS HOLDING COMPANY

___________________

PROXY STATEMENT

____________________

INDEX

Page

VOTING YOUR SHARES	1
Why am I receiving these materials?	1
Who is soliciting proxies from the shareholders?	1
What will be voted on at the Annual Meeting?	1
Who bears the cost of the proxy solicitation?	2
Who can vote at the Annual Meeting, and how are votes cast?	2
Can I vote if I hold my shares of common stock in “street name?”	2
How many votes must be present to hold the Annual Meeting?	3
How many votes does a shareholder have per share of common stock?	3
What vote is required for approval of proposals at the Annual Meeting?	3
How are directors elected?	3
How will my proxy be voted, and how are votes counted?	3
Can a proxy be revoked?	4

STOCK OWNERSHIP	4
Does any person own more than 5% of our common stock?	4
How much stock do our directors, nominees and executive officers beneficially own?	5
Are directors, nominees or executive officers allowed to hedge the Company’s stock?	6

BOARD OF DIRECTORS	7
How many directors serve on the Board of Directors, and who are the current directors?	7

CLASS I DIRECTORS	7

CLASS II DIRECTORS	8

CLASS III DIRECTORS (NOMINEES FOR ELECTION)	8
Are the directors independent?	9
Who are the directors of the Bank?	9
How are directors compensated?	9
How many meetings did our Board of Directors hold during 2022?	10
What committees has our Board of Directors established?	11

i

Who serves on the audit committee, and what are its responsibilities?	11
Who serves on the nominating committee, and what are its responsibilities?	12
What role does the Board of Directors play in risk management?	13
How does our Board of Directors respond to shareholder questions?	13
What are our policies and procedures regarding the review, approval or ratification of related person transactions?	14
Were there any related person transactions that required disclosure under applicable regulations of the SEC in 2022 or 2021?	15
Are any directors, nominees or executive officers indebted to the Bank?	15

EXECUTIVE OFFICERS	16
Who are our executive officers?	16
Have the Company’s Board of Directors, Director Nominees or Executive Officers been involved in any material legal proceedings?	16

EXECUTIVE COMPENSATION	17
Compensation Discussion and Analysis	17
Who is responsible for determining compensation?	17
Role of Our Executive Officers.	17
Using Compensation Consultants.	18
What are the objectives of our compensation program?	18
What are the specific elements of the compensation program, and what are they intended to address and reward?	18
Do we “benchmark” total compensation or any element of compensation?	19
How are the relative amounts of each element of compensation determined?	19
How is base salary determined and adjusted?	19
How is the annual cash bonus determined?	20
How is equity compensation determined and paid?	22
How are welfare and retirement plans integrated into our compensation program?	23
Have we entered into employment, severance, change in control or other agreements with our NEOs?	24
What risks are associated with our compensation practices?	24
How do tax, accounting and other statutes or regulations affect the compensation paid to our NEOs?	24
What are the compensation committee’s conclusions with respect to the 2022 fiscal year?	25
Compensation Committee Report	25
Compensation Committee Interlocks and Insider Participation	26
Compensation Tables	26
Summary Compensation Table	26
Grants of Plan –Based Awards in 2022	27
Outstanding Equity Awards at December 31, 2022	27
Option Exercises and Stock Vested in 2022	27
Potential Payments upon Termination or Change in Control	28

ii

CEO Pay ratio	29

REPORT OF THE AUDIT COMMITTEE	30

PROPOSAL NO. 1 THE ELECTION OF DIRECTORS	32
Proposal No. 1 - Election of the Four Class III Directors Named Herein, each to serve a three-year term	32
What happens if a shareholder has submitted a nominee for election as director?	32
What are the voting procedures?	32

PROPOSAL NO. 2 – APPROVAL, ON AN ADVISORY (NON-BINDING) BASIS, OF OUR EXECUTIVE OFFICER COMPENSATION	33
Background	33
What are the voting procedures?	34

PROPOSAL NO. 3 – ADVISORY (NON-BINDING) VOTE ON FREQUENCY OF THE VOTE ON EXECUTIVE OFFICER COMPENSATION	34
Background	34
What are the voting procedures?	34

PROPOSAL NO. 4 – RATIFICATION OF OUR BOARD OF DIRECTORS’ APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	35
Who are our auditors?	35
What fees were paid to the auditors in 2022 and 2021?	35
What are the voting procedures?	36

SHAREHOLDER PROPOSALS FOR THE 2024 ANNUAL MEETING	36
Proposals in Our Proxy Statement	36
Proposals to be Introduced at the 2024 Annual Meeting	37

OTHER MATTERS	37

AVAILABILITY OF ANNUAL REPORT ON FORM 10-K	38

iii

CITIZENS HOLDING COMPANY

___________________

PROXY STATEMENT

____________________

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD TUESDAY, APRIL 25, 2023

This proxy statement is furnished to the shareholders of Citizens Holding Company in connection with the solicitation of proxies by our Board of Directors for the 2023 Annual Meeting of Shareholders to be held at 4:30 p.m., Central daylight time, on Tuesday, April 25, 2023, at our main office, 521 Main Street, Philadelphia, Mississippi 39350, and any adjournments or postponements thereof (the “Annual Meeting”). In this proxy statement, Citizens Holding Company is referred to as “Citizens,” “we,” “our,” “us,” or “the Company,” and The Citizens Bank of Philadelphia is referred to as the “Bank.” We are first distributing this proxy statement and accompanying proxy card to our shareholders on or about March 17, 2023.

VOTING YOUR SHARES

Why am I receiving these materials?

You are receiving a proxy statement because you owned shares of our common stock on March 10, 2023 and that entitles you to vote at the Annual Meeting. This proxy statement describes the matters on which we would like you to vote and provides information on those matters so you can make an informed decision.

Who is soliciting proxies from the shareholders?

Our Board of Directors is soliciting the enclosed proxy. The proxy provides you with the opportunity to vote on the proposals presented at the Annual Meeting.

What will be voted on at the Annual Meeting?

The enclosed proxy provides the opportunity for you to vote on the following proposals:

1.	to elect the four Class III directors named herein, each for a three-year term;

2.	to approve, on an advisory (non-binding) basis, our executive officer compensation;

3.	to approve, on an advisory (non-binding) basis, the frequency of the vote on our executive officer compensation; and

4.	to ratify our Board of Directors’ appointment of our independent registered public accounting firm for the fiscal year ending December 31, 2023.

For the proposal to elect directors, you may vote “FOR” all of the nominees in Class III, “FOR” one or more nominees in Class III but not the others, or you may “WITHHOLD” your vote for all nominees in Class III. For proposals 2 and 3, you may vote “FOR” the approval of the proposal or “AGAINST” its approval, or you may “ABSTAIN” from voting on the proposal. The enclosed proxy card also gives the proxy holders discretionary authority to vote the shares represented by the proxy on any matter, other than the above proposals, that is properly presented for action at the Annual Meeting. Each proposal is a separate matter for the shareholders to vote on. No one proposal’s approval is subject to or conditioned upon the approval of any other proposal.

Who bears the cost of the proxy solicitation?

We generally bear all costs of soliciting proxies. We have retained and pay a fee to American Stock Transfer and Trust Company to act as our registrar and transfer agent and to assist in the solicitation of proxies, but we pay no separate compensation solely for the solicitation of proxies. We intend to solicit proxies primarily through the use of the mail. Our directors, officers and employees may solicit proxies by telephone, mail, facsimile, via the Internet or overnight delivery service. These individuals will not receive separate compensation for these services. We will also, in accordance with the regulations of the Securities and Exchange Commission (the “SEC”), reimburse brokerage firms and other persons representing beneficial owners of our common stock for their reasonable expenses in forwarding solicitation material to such beneficial owners.

Who can vote at the Annual Meeting, and how are votes cast?

Our Board of Directors fixed the close of business on Friday, March 10, 2023, as the record date for our Annual Meeting. Only shareholders of record on that date are entitled to receive notice of and to vote at the Annual Meeting. As of March 10, 2023, our only outstanding class of securities was our common stock, $0.20 par value per share. On that date, we had 22,500,000 shares of common stock authorized of which 5,607,438 shares of common stock were outstanding.

You can vote either in person at the Annual Meeting (if you, rather than your broker, are the record holder of the stock) or by proxy. To vote by proxy, you must fill out the enclosed proxy card, date and sign it, and either return it in the enclosed postage-paid envelope in time for us to receive it prior to the Annual Meeting or attend the Annual Meeting and submit the proxy at that time.

Can I vote if I hold my shares of common stock in “street name?”

If on March 10, 2023 your shares of common stock were held in an account at a brokerage firm, bank, dealer or similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the shareholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

How many votes must be present to hold the Annual Meeting?

A “quorum” must be present to hold our Annual Meeting. A majority of the votes entitled to be cast at the Annual Meeting constitutes a quorum. Your shares, once represented for any purpose at the Annual Meeting, are deemed present for purposes of determining a quorum for the remainder of the meeting and for any adjournment unless a new record date is set for the adjourned meeting. This is true even if you abstain from voting with respect to any matter brought before the Annual Meeting.

How many votes does a shareholder have per share of common stock?

Our shareholders are entitled to one vote for each share of common stock held.

What vote is required for approval of proposals at the Annual Meeting?

The vote required to elect directors is described below.

For all other proposals brought before the Annual Meeting, each proposal is approved if the votes cast “FOR” each proposal are greater than the votes cast “AGAINST” each proposal.

How are directors elected?

At the Annual Meeting, you will consider a proposal to elect the four Class III directors named herein. Our bylaws provide that our directors are elected by a majority vote. Majority voting provides that nominees for directors are elected by the shareholders so long as the nominee receives more votes “FOR” than “AGAINST”; provided that if there are more nominees than positions standing for election, then the directors are elected by a plurality of votes. For example, if there are four director positions being voted on, and there are three nominees, these three nominees will be elected as the directors so long as a majority of the shareholders eligible to vote at the meeting vote in favor of the directors. If there are four nominees for three positions, then the three nominees receiving the most votes get the board positions.

How will my proxy be voted, and how are votes counted?

When your proxy card is returned, properly signed and dated, the proxy holders will vote your shares of common stock at the Annual Meeting as you instruct on your proxy card, including any adjournments or postponements of the Annual Meeting. If your proxy card is signed, but no instructions are given, the proxy holders will vote your shares of common stock at the Annual Meeting as follows:

1.	“FOR” the election the four Class III director nominees named herein, each to serve a three-year term;

2.	“FOR” the approval, on an advisory (non-binding) basis, of our executive officer compensation;

3.	“EVERY YEAR” the approval, on an advisory (non-binding) basis, the frequency of the vote on our executive officer compensation; and

4.	“FOR” the ratification of our Board of Directors’ appointment of our independent registered public accounting firm for the fiscal year ending December 31, 2022.

If you hold your shares in “street name,” you must provide voting instructions to your broker. If you do not provide instructions to your broker, the shares will not be voted on for any matter on which your broker does not have discretionary authority to vote, which generally includes non-routine matters. A vote that is not cast for this reason is called a “broker non-vote.” We will treat broker non-votes as shares present for the purpose of determining whether a quorum is present at the Annual Meeting, but we will not consider broker non-votes present for purposes of calculating the vote on a particular matter, nor will we count broker non-votes as a vote “FOR” or “AGAINST” a matter or as an abstention on the matter. Proposal 1 and Proposal 2 are considered non-routine matters on which your broker will not be entitled to vote your shares without your voting instructions. Proposal 3 is considered a routine matter for broker voting purposes.

Under Mississippi law, an abstention by a shareholder, who is either present in person at the Annual Meeting or represented by proxy, is not a vote “cast” and is counted neither “FOR” nor “AGAINST” the matter subject to the abstention.

Can a proxy be revoked?

Yes. You can revoke your proxy at any time before it is voted. You may revoke your proxy by giving written notice to our secretary before the Annual Meeting or by granting a subsequent proxy. If you, rather than your broker, are a record holder of our stock, a proxy can also be revoked by appearing in person and voting at the Annual Meeting. Written notice of the revocation of a proxy should be delivered to the following address: Secretary, Citizens Holding Company, 521 Main Street, Philadelphia, Mississippi 39350.

STOCK OWNERSHIP

Does any person own more than 5% of our common stock?

The following table sets forth as of March 10, 2023, each person or group (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, or the “Exchange Act”) known to us to be the beneficial owner of more than 5% of the outstanding shares of our common stock, excluding any director or officer whose ownership is reflected in the next table. Beneficial ownership has been determined under Rule 13d-3 under the Exchange Act and is based upon the number of shares of our common stock issued and outstanding as of March 10, 2023, which was 5,607,438.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

The Molpus Company and Richard H. Molpus, Jr. 502 Valley View Drive Philadelphia, Mississippi 39350	381,511 (1)	6.8%

_____________

(1)

Based upon a Schedule 13G/A filed jointly by the Molpus Company and Richard H. Molpus, Jr. on January 12, 2022 with the SEC. Of the shares of common stock, par value $0.20 per share, of Citizens Holding Company covered by that Schedule 13G, (i) 190,000 shares of our common stock are held by the Molpus Company; (ii) 87,733 shares of our common stock are owned by Mr. Molpus personally; and (iii) 103,778 shares of common stock that are owned by the Dick Molpus Foundation, a non-profit organization of which Richard H. Molpus, Jr., Terrell Winstead and Jimmy Jon Josey are directors and as to which Mr. Molpus has sole investment and voting power.

How much stock do our directors, nominees and executive officers beneficially own?

The following table includes information about the common stock owned by our directors, nominees and named executive officers as of March 10, 2023, including their name and the number of shares beneficially owned. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act and is based upon the number of shares of our common stock issued and outstanding as of March 10, 2023, which was 5,607,438 shares, and the number of options exercisable within sixty days of March 10, 2023. Unless otherwise noted, these persons have sole voting power and investment power with respect to the listed shares (subject to any applicable community property laws). The address of each director and executive officer is Citizens Holding Company, 521 Main Street, Philadelphia, Mississippi 39350.

Amount and Nature of Beneficial Ownership
Direct	Options Exercisable Within 60 Days	Other	Total	Percent of Class
Directors and Nominees:

Craig Dungan, MD	62,244	-	260(1)	62,504	1.1%

Jason R. Voyles	1,500	-	-	1,500	*

Donald L. Kilgore	11,903	-	-	11,903	*

David A. King	142,841	-	2,650(2)	145,491	2.6%

Herbert A. King	112844	-	10,653(3)	123,497	2.2%

Daniel Adam Mars	27,605	-	-	27,605	*

Amount and Nature of Beneficial Ownership
Direct	Options Exercisable Within 60 Days	Other	Total	Percent of Class
David P. Webb	21,229	-	-	21,229	*

Terrell E. Winstead	22,149	-	-	22,149	*

Gregory E. Cronin	10,246	-	-	10,246	*

Jane D. Crosswhite	2,900	-	-	2,900	*

Stacy M. Brantley(5)	3,868	-	-	3,868	*

Named Executive Officers:
Greg L. McKee(4)	62,053	-	1,446(4)	63,499	1.1%

Phillip R. Branch	1,152	-	-	1,152	*

All directors, nominees and executive officers as a group (13 persons):	482,534	-	15,009	497,543	8.9%

_____________

*	Less than 1% of the outstanding common stock.

(1)	Indicates shares owned by Craig Dungan’s spouse in a retirement account as to which Dr. Dungan has no voting and investment control.

(2)	Indicates 2,650 shares owned by David A. King’s spouse, who exercises sole voting and investment power with respect to the shares and as to which Mr. King disclaims beneficial ownership.

(3)	Includes 10,033 shares owned by K&D, L.P., a Mississippi limited partnership of which Mr. King is the controlling general partner and as to which shares Mr. King has sole voting and investment power.

(4)	Also a director of the Company. Indicates shares owned by Greg L. McKee’s spouse in a retirement account of which Mr. McKee is the beneficiary.

(5)	Indicates shares issued on March 1, 2023 as part of Mr. Brantley’s employment contract. These shares represent $60,000 of restricted shares that vest ratably over 4 years.

Are directors, nominees or executive officers allowed to hedge the Company’s stock?

The Company does not have any practices or policies regarding hedging or offsetting any decrease in market value of registrant equity securities.

BOARD OF DIRECTORS

How many directors serve on the Board of Directors, and who are the current directors?

A total of twelve directors currently serve on our Board of Directors. There are three classes of directors. Currently, four directors are in Class I, four directors are in Class II, and four directors are in Class III. Under the proposals described later in this proxy statement, the current Class III directors, whose terms expire at the Annual Meeting, have been nominated for reelection. If all our Board of Directors’ nominees for election as directors are elected by our shareholders, there will be four directors in Class I, four directors in Class II and four directors in Class III.

Our Chief Executive Officer does not serve as the Chairperson of our Board of Directors. Our Board of Directors believes that having an outside director serve as the Chairperson helps to ensure that the non-employee directors take an active leadership role on our Board of Directors, and that this leadership structure is beneficial to the Company.

The term of office of each Class III director expires at the Annual Meeting, the term of office of each Class I director expires at the 2024 Annual Meeting, and the term of office of each Class II director expires at the 2025 Annual Meeting.

CLASS I DIRECTORS

Gregory E. Cronin, 60, joined our Board of Directors in 2019. Mr. Cronin is the Gulf Coast Area president of the Bank. Prior to joining the bank in October 2019, Mr. Cronin served as President and CEO of Charter Bank since 2008. As a long-time bank executive, Mr. Cronin provides expertise into the day to day bank operations and the related loan functions.

Donald L. Kilgore, 73, joined our Board of Directors in 2001. Mr. Kilgore is a practicing attorney for Alford, Thomas & Kilgore after serving in Mississippi Attorney General’s Office as an Assistant Attorney General from 2015 until 2019. Prior to that, he served as the Attorney General for the Mississippi Band of Choctaw Indians beginning in March 2005. Prior to that time, he was engaged in the practice of law for 26 years as a partner of the law firm of Alford, Thomas and Kilgore. As a practicing attorney, Mr. Kilgore offers expertise regarding real estate and contract law issues.

Herbert A. King, 71, joined our Board of Directors in 1997 and currently serves as Chairman of our Board of Directors. Mr. King is a civil engineer and has been associated with King Engineering, Inc. since 1990. King Engineering is primarily engaged in general civil engineering and land surveying. As a civil engineer, Mr. King provides insight into the ramifications of certain engineering issues impacting our potential real estate loans.

Jason R. Voyles, 45, joined our Board of Directors in 2021. Mr. Voyles is a licensed real estate broker and has been serving as President of Spectrum Capital since 2006. Prior to that time, Mr. Voyles served as the Vice President of Corporate Development for W. G. Yates and Sons, Inc., a general contractor doing business worldwide, since 2009. As a real estate professional, Mr. Voyles provides a deep knowledge of commercial real estate transactions and as an executive of a real estate company provides a perspective into what our customers value.

CLASS II DIRECTORS

David A. King, 68, joined our Board of Directors in 1997 and currently serves on the loan committee. Since 1977, Mr. King has been the proprietor of Philadelphia Motor Company, a company primarily engaged in wholesale and retail auto parts sales. As a small business owner, Mr. King provides a first-hand perspective regarding the needs of a typical small business owner, including loans, deposit operations and other services.

Greg L. McKee, 61, joined our Board of Directors in 2001. Mr. McKee has been employed as the President and Chief Executive Officer of the Bank since January 1, 2003. Prior to becoming Chief Executive Officer, he was employed as President of the Bank since January 2002. He was previously employed by the Bank as an Executive Vice-President, Senior Vice-President and Vice-President prior to January 2002. As our current Chief Executive Officer, Mr. McKee is uniquely qualified to advise the Board of Directors on our operations, competition and industry.

Terrell E. Winstead, 61, joined our Board of Directors in 2007. Since 1987, Mr. Winstead has been employed by The Molpus Company, now doing business as Molpus Woodlands Group, which acquires, manages, and sells timberland as an investment vehicle for pension funds, college endowments, foundations, insurance and high-net-worth individual investors. During that time, he has served as Controller, Vice President of Finance, Chief Financial Officer and is now Executive Vice President. As a Certified Public Accountant, Mr. Winstead offers accounting expertise and financial sophistication to the audit committee and to the Board of Directors.

Stacy M. Brantley, 48, joined our Board of Directors in 2023. Mr. Brantley was named President and Chief Executive Officer of the Bank and President of the Company in February 2023. From 2009 to February 2023, he served as Executive Vice President and Chief Banking Officer of Morris Bank in Dublin, GA. Prior to that role, he served as Chief Financial Officer of Magnolia Bankshares, Inc. in Eastman, GA. Prior to that role, he served as a Senior Accountant at a regional CPA firm in Georgia.

CLASS III DIRECTORS (NOMINEES FOR ELECTION)

Jane D. Crosswhite, 61, joined our Board of Directors in 2020. is the Executive Vice-President and Secretary/Treasurer of Williams Brothers Incorporated, a general merchandise store located in Philadelphia, Mississippi, that was started by her family in 1907. She began working there part-time in 1979 and transitioned to full-time in 1983. Ms. Crosswhite brings a wealth of experience in the retail business and tremendous knowledge of the general economy in our service area.

Craig Dungan, MD, 60, joined our Board of Directors in 2008. Dr. Dungan is a physician specializing in gastroenterology and has been associated with Meridian Gastroenterology PLLC since 2004. Prior to that time, he practiced as a member of the Rush Medical Group. As a physician, he brings a unique perspective to the Board of Directors regarding the needs of the medical community, especially as it relates to the Meridian, Mississippi geographic market.

Daniel Adam Mars, 43, joined our Board of Directors in 2007. Mr. Mars is currently serving in the capacity as the business manager for Mars, Mars and Mars, Attorneys-at-Law. Mr. Mars has been the owner of MMM Investments LLC since 2004. As a real estate professional, Mr. Mars’ insight into the local real estate market is invaluable to our Board of Directors when evaluating potential real estate loans.

David P. Webb, 63, joined our Board of Directors in 1998. Mr. Webb is a tax attorney and has been engaged in the practice of law since 1986. He is currently a shareholder of the law firm of Baker, Donelson, Bearman, Caldwell and Berkowitz, PC. As a practicing attorney and Certified Public Accountant, Mr. Webb provides both legal and accounting expertise.

Are the directors independent?

Our Board of Directors has determined that each of Craig Dungan, Jane D. Crosswhite, Donald L. Kilgore, Herbert A. King, David A. King, Daniel Adam Mars, David P. Webb, Terrell E. Winstead, and Jason R. Voyles is “independent” as defined in Rule 5605(a)(2) of the Nasdaq Marketplace Rules.

Our Board of Directors considered certain relationships between our directors and nominees for director and us when determining each director’s or nominee’s status as an “independent director” under Rule 5605(a)(2) of the Nasdaq Marketplace Rules. In particular, our Board of Directors noted that we engaged Baker, Donelson, Bearman, Caldwell & Berkowitz, PC, a law firm of which David P. Webb was a shareholder in 2022, to provide advice in various legal areas, including tax audits, employee benefits, civil litigation defense and general corporate law. Our Board of Directors determined that this relationship did not affect the status of Mr. Webb as an “independent director.” Additionally, Jason R. Voyles’s father-in-law, William G. Yates, Jr. is the principal owner of Philadelphia Security Insurance in which the Company purchased insurance policies from in 2022. The Company determined that this relationship did not affect the status of Mr. Voyles as an “independent director” as the Company has been using Philadelphia Security Insurance as it’s insurance provider for several years before Mr. Voyles was elected as a director and, in the opinion of the Company’s board of directors, this relationship would not interfere with Mr. Voyles’s exercise of independent judgment in carrying out his responsibilities of a director.

There are no family relationships between any director, executive officer or persons nominated or chosen to become a director or executive officer, except that David A. King and Herbert A. King are brothers.

Who are the directors of the Bank?

All of our continuing directors presently serve on the Board of Directors of the Bank.

How are directors compensated?

During 2022, each of our directors, including Mr. McKee, who was an employee of the Company and an employee of the Bank, received an annual retainer of $18,300, a year-end payment of $1,525 and an additional payment of $125 for each Board of Directors meeting attended. Directors who serve on the Bank’s loan committee received an additional $100 per month. Mr. McKee’s director fees are included in the “All Other Compensation” column of the Summary Compensation Table in the “Executive Compensation” section below.

We currently maintain two equity compensation plans for the benefit of our nonemployee directors, the 1999 Directors’ Stock Compensation Plan and the 2013 Incentive Compensation Plan. During 2022, 750 shares of restricted stock were granted to each of the directors under the 2013 Incentive Compensation Plan. We have no plans to grant future awards under the 1999 Directors’ Stock Compensation Plan.

Directors may elect to participate in the Directors’ Deferred Fee Plan maintained by the Bank. A participating director elects to defer all or part of his fees to a bookkeeping account maintained by the Bank for a period of ten years. Interest is credited to the account at 100% of Moody’s Average Corporate Bond Rate, subject to a contractual rate floor of 6.54%. Benefits are generally payable when a director attains age 70. The Bank has elected to purchase individual life insurance policies to fund its obligations under this plan.

The following table details the cash compensation, equity awards and change in the value of the deferred compensation arrangements for the year 2022.

Total 2022 Director Compensation

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Change in Deferred Compensation	Total
Gregory E. Cronin	$21,325	$14,288	$-	$35,613
Jane D. Crosswhite	21,325	14,288	-	35,613
Craig Dungan, MD	21,325	14,288	16,767	52,380
Donald L. Kilgore	21,325	14,288	-	35,613
David A. King	22,525	14,288	19,198	56,010
Herbert A. King	21,200	14,288	17,502	52,990
Daniel Adam Mars	21,325	14,288	8,213	43,825
David P. Webb	22,525	14,288	13,890	50,702
Jason R. Voyles	21,075	14,288	-	35,363
Terrell E. Winstead	22,400	14,288	-	36,688

_____________

(1)	Includes amounts voluntarily deferred to our deferred compensation plans.
(2)

Amounts represent the aggregate grant date fair value, as computed in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, of 750 shares of stock granted to each director on April 27, 2022.

How many meetings did our Board of Directors hold during 2022?

Our Board of Directors meets monthly, generally in a joint session with the Board of Directors of the Bank. During 2022, our Board of Directors met 12 times. There were 12 regular monthly meetings. Each director attended at least 75% of all meetings held by our Board of Directors and the committees on which he served. The members of our Board of Directors who are “independent directors,” as defined in Rule 5605(a)(2) of the Nasdaq Marketplace Rules, met in executive session one time in 2022.

Our Board of Directors does not have a policy regarding director attendance at the Annual Meeting. Last year, all of the directors attended the Annual Meeting, and we expect that all directors will attend this year’s Annual Meeting.

What committees has our Board of Directors established?

Our Board of Directors has established an audit committee, a compensation committee, and a nominating committee. The composition and responsibilities of the audit committee and the nominating committee are described below. The composition and responsibilities of the compensation committee are described in the “Compensation Discussion and Analysis” section below.

Who serves on the audit committee, and what are its responsibilities?

Terrell E. Winstead (Chairman), Jason R. Voyles, Herbert A. King and Jane D. Crosswhite are the members of the audit committee. Our Board of Directors has determined that each member of the audit committee is an “independent director” as defined in Rule 5605(a)(2) of the Nasdaq Marketplace Rules and that each meets the criteria for independence set forth in Rule 10A-3 under the Exchange Act. Our Board of Directors has determined that Terrell Winstead qualifies as an “audit committee financial expert” as such term is defined under SEC regulations and satisfies the financial sophistication requirements of Rule 5605(c)(2)(A) of the Nasdaq Marketplace Rules. Our Board of Directors has adopted a written charter for the audit committee that details its authority, powers and responsibilities. The committee periodically reviews the charter and makes appropriate revisions. A copy of the audit committee charter can be found on our website, www.citizensholdingcompany.com, under the “Investor Relations—Corporate Governance” tab. The information on our website is not incorporated into this proxy statement.

The audit committee reviews our financial reporting process on behalf of our Board of Directors. The audit committee’s duties and responsibilities include the following:

●	appointing (which includes the power to dismiss), compensating and overseeing our independent auditors;
●	monitoring the integrity of our financial reporting process and system of internal controls;
●	monitoring the independence and performance of our independent auditors and internal auditing department;
●	reviewing and establishing internal policies and procedures regarding audits, accounting and other financial controls;
●	reviewing the adequacy of our internal controls and determining whether new controls or procedures are necessary;
●	pre-approving all auditing and permitted non-audit services provided by our independent auditors;
●	providing an avenue of communication among our independent auditors, management, the internal auditing department, and our Board of Directors; and
●

establishing procedures for (1) the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters, and (2) the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters.

During 2022, the audit committee held nine meetings.

Who serves on the nominating committee, and what are its responsibilities?

The members of the nominating committee are Herbert A. King (Chairman), David A. King, and David P. Webb. Our Board of Directors has determined that each member of the nominating committee is an “independent director” as defined in Rule 5605(a)(2) of the Nasdaq Marketplace Rules. The nominating committee has adopted a charter that details its authority, powers and responsibilities. The committee periodically reviews the charter and makes appropriate revisions. A copy of the nominating committee charter can be found on our website, www.thecitizensbankphila.com/investor-relations, under the “Corporate Governance” tab. The information on our website is not incorporated into this proxy statement.

The nominating committee is responsible for interviewing, evaluating, nominating and recommending individuals for membership on our Board of Directors and its committees. The nominating committee prepared the slate of candidates for election at the Annual Meeting and presented this list to our Board of Directors for their approval.

The nominating committee seeks recommendations from our existing directors to identify potential candidates to fill vacancies on our Board of Directors. The nominating committee will also consider nominees who are recommended by our shareholders. The nominating committee evaluates all nominees for election as a director, whether such individuals are recommended by our current directors, by shareholders or otherwise, using the following criteria:

●	the candidate’s independence for purposes of the Nasdaq Marketplace Rules and SEC rules;
●	the candidate’s financial sophistication for purposes of service as a member of the audit committee;
●	the candidate’s experience in banking, or in marketing, finance, legal, accounting or other professional disciplines;
●	the candidate’s capacity and desire to represent the best interests of the shareholders as a whole and not a special interest group or constituency;
●	the candidate’s familiarity with and participation in the local community and prominence and reputation in his or her profession; and
●	the candidate’s record of honest and ethical conduct, personal integrity and independent judgment.

Although the Company has no formal policy regarding diversity, the nominating committee also looks at the potential candidates with a purpose to include a diversity of job and life experiences drawn from shareholders throughout the geographic market served by us. The Company pays special attention to maintain a group of directors from diverse areas of expertise to add value to the Board of Directors and the decisions that they make. The Company believes that a board of directors that draws experience from a variety of professions will have the ability to consider all views prior to making decisions.

Shareholder nominations must be made in accordance with our bylaws. For shareholder nominations of directors for the 2023 Annual Meeting, nominations should be made in writing and delivered to the nominating committee at the following address: Secretary, Citizens Holding Company, 521 Main Street, Philadelphia, Mississippi 39350. As provided in our bylaws, the shareholder’s notice must be timely and set forth as to each nominee:

●	the reason for making such nomination;
●	all arrangements or understandings between the recommending shareholder and the nominee;
●	all information relating to such nominee that is required to be disclosed in solicitations of proxies for the election of directors pursuant to Regulation 14A under the Exchange Act; and
●	the nominee’s written consent to being named in the proxy statement and to serve as a director if elected.

The shareholder’s notice must also set forth the name and address of the nominating shareholder and the class and amount of our stock that such shareholder beneficially owns, including evidence to support the shareholder’s ownership of such shares. If a shareholder intends to recommend a nominee for election as director or proposes any other business for consideration at an annual meeting on behalf of the beneficial owner of the shares that the recommending shareholder is the record owner of, the recommending shareholder must also provide the name and address of such beneficial owner, as well as the class and number of shares of our stock owned by such beneficial owner.

The nominating committee held one meeting in 2022.

What role does the Board of Directors play in risk management?

Both the Board of Directors as a whole and its respective committees serve an active role in overseeing management of our risks. Our Board of Directors regularly reviews, with members of our senior management and outside advisors, information regarding our strategy and key areas of the Company including operations, finance, legal and regulatory, as well as the risks associated with each. The compensation committee is responsible for overseeing the management of risks relating to our executive compensation plans and reviewing the risks associated with our overall compensation practices and policies for all of our employees. The audit committee oversees risks associated with financial matters such as accounting, internal controls over financial reporting, tax, fraud assessment and financial policies. The nominating committee manages risks associated with corporate governance policies, the independence of our Board of Directors and potential conflicts of interest.

How does our Board of Directors respond to shareholder questions?

We do not have a formal procedure that you must follow to send questions and other communications to the Board of Directors. However, our Board of Directors does receive communications from shareholders, from time to time, and addresses the communications as appropriate. You can send communications to our Board of Directors by contacting our Treasurer and Chief Financial Officer, Phillip R. Branch, in one of the following ways:

●	In writing, to Citizens Holding Company, 521 Main Street Philadelphia, Mississippi 39350, Attention: Phillip R. Branch, Treasurer and Chief Financial Officer;
●	By email at Phillip.branch@thecitizensbank.bank; and
●	By phone at (601) 656-4692.

If you request information or ask questions that can more efficiently be addressed by management, the Treasurer and Chief Financial Officer will respond to your questions. The Treasurer and Chief Financial Officer will forward to the audit committee any shareholder communication concerning employee fraud or accounting matters. The Treasurer and Chief Financial Officer will forward to the full Board of Directors any communication relating to corporate governance or requiring action by our Board of Directors.

What are our policies and procedures regarding the review, approval or ratification of related person transactions?

On December 19, 2006, our Board of Directors adopted a written related person transaction policy, entitled “Policy and Procedures With Respect To Related Person Transactions” (referred to as the “Related Person Policy”). The Related Person Policy is administered by our audit committee. It covers any transaction, relationship or arrangement (or series of transactions, relationships or arrangements) (1) in which we or any of our subsidiaries participate or will participate, (2) where the amount involved exceeds $50,000 and (3) in which any of the following persons or entities (referred to as “related persons”) has or will have a direct or indirect material interest: (x) any of our directors, executive officers, or any owner of 5% or more of our securities, (y) any immediate family member of any of the foregoing persons, or (z) any firm or other entity in which any of the foregoing persons is a partner, principal or holder of a 5% or greater beneficial ownership interest. Any covered transaction, relationship or arrangement is referred to as a “related person transaction.”

Pursuant to the Related Person Policy, the audit committee requires our directors and executive officers to compile a list of all related persons of the director or executive officer. Such information is also requested from owners of greater than 5% of our common stock. Nominees for election as a director and persons appointed as directors or executive officers also must compile a list of related persons for the audit committee. The directors and executive officers must provide the audit committee with updates of their list of related persons when necessary. The audit committee, in its discretion, may also examine publicly-available information to ensure that each list of related persons is accurate and complete.

Once a master list of related persons is prepared, the audit committee distributes this list to the loan committee and to our Treasurer and Chief Financial Officer, who will distribute the list to such other individuals as he deems appropriate. The loan committee and other individuals then use this master list to determine if any existing or proposed transaction is a related person transaction. If a proposed related person transaction is identified, then the audit committee gathers information about the transaction, including, among other things, (1) the related person involved, (2) the material facts of the proposed transaction, including the amount involved, (3) the benefits of the transaction to us, (4) the availability of other sources of comparable products or services, and (5) an assessment of whether the terms of the proposed transaction are comparable to those available to unrelated third parties.

With this information, the audit committee determines whether the proposed related person transaction should be approved. If an audit committee member has an interest in the subject transaction, he or she is not permitted to participate in the review of the transaction. Under the Related Person Policy, the audit committee may only approve a related person transaction that is in, or at least not inconsistent with, the best interests of us and our shareholders.

If the loan committee or any other person becomes aware of an ongoing related party transaction that the audit committee has not approved, then information about the transaction similar to that described above will be compiled. The audit committee will then determine whether the transaction should be ratified or, if possible, amended or terminated. If the related person transaction is already complete, the committee must determine whether it is appropriate to attempt to rescind the transaction. Under the Related Person Policy, the audit committee must request our Treasurer and Chief Financial Officer to review our controls and procedures to ascertain why the related person transaction was not submitted to the audit committee for its prior approval. Finally, under the Related Person Policy, the audit committee is charged with reviewing annually any previously approved or ratified related party transaction that has a remaining term of more than six months or has remaining amounts payable greater than $25,000. Based on this review, the audit committee must determine whether it is in the best interests of us and our shareholders to continue, modify or terminate any ongoing related party transaction.

Were there any related person transactions that required disclosure under applicable regulations of the SEC in 2022 or 2021?

In 2022 and 2021, the Company paid legal and other fees paid to the law firm of Baker, Donelson, Bearman, Caldwell and Berkowitz, PC of $49,000 and $128,000, respectively. As stated previously, Director David P. Webb is a partner of the law firm of Baker, Donelson, Bearman, Caldwell and Berkowitz, PC.

In addition, the Company also purchased insurance from Philadelphia Security Insurance in the amount of $273,000 for 2022 and $280,000 in 2021. Philadelphia Security Insurance is principally owned by director Jason R. Voyles’s father-in-law. The Company believes the premiums and terms of the insurance policies are no more favorable than could be obtained from a nonrelated party in an arm’s length transaction. Mr. Voyles does not benefit financially from this transaction as he has no ownership interest in Philadelphia Security Insurance.

Are any directors, nominees or executive officers indebted to the Bank?

Certain of our directors, nominees and officers, businesses with which they are associated and members of their immediate families are customers of the Bank and have had transactions with the Bank in the ordinary course of the Bank’s business. In the opinion of our Board of Directors, such transactions were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons not related to the Bank, and did not involve more than the normal risk of collectability or present other unfavorable features.

EXECUTIVE OFFICERS

Who are our executive officers?

Stacy M. Brantley, Greg L. McKee and Phillip R. Branch are our only executive officers. Information about the age, position and experience of Mr. Branch is listed below. Information about Mr. Brantley and Mr. McKee appears previously under the heading “Board of Directors.” Both of our executive officers are appointed annually by our Board of Directors and serve at the discretion of our Board of Directors.

Name	Age	Position
Phillip R. Branch	39

Mr. Branch has been employed as our Treasurer and Chief Financial Officer since October 2020. He has been employed by the Bank as Vice President since March 2018. Prior to that, he served as a Senior Manager in HORNE’s Financial Institutions practice serving financial institutions across the Southeast since 2006. He is a licensed Certified Public Accountant in the state of Mississippi.

Have the Company’s Board of Directors, Director Nominees or Executive Officers been involved in any material legal proceedings?

To the best of our knowledge, during the past ten years, none of the following occurred with respect to any director, director nominee or executive officer: (1) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time, (2) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses), (3) being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, or any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his or her involvement in any type of business, securities or banking activities, (4) being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed suspended or vacated, (5) being the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of: (i) any federal or state securities or commodities law or regulation; (ii) any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease–and–desist order, or removal or prohibition order, or (6) being the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self–regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29)), or any equivalent, exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member (covering stock, commodities or derivatives exchanges, or other SROs).

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) describes the compensation program for our named executive officers (“NEOs”). Our NEOs are Mr. McKee and Mr. Branch. As more fully described below, our compensation committee is charged with establishing, reviewing and administering our executive officer compensation program, including making all decisions about the compensation of our NEOs.

Who is responsible for determining compensation?

The compensation committee is responsible for determining the compensation of our NEOs and our directors. The committee consists of David P. Webb, Herbert A. King, Terrell E. Winstead and Donald L. Kilgore, who is the chairman. Each member of the compensation committee is an “independent director,” as defined under Rule 5605(a)(2) of the Nasdaq Marketplace Rules. Each member is also a “non-employee director,” as defined in Rule 16b-3 promulgated under the Exchange Act, and each qualifies as an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

The compensation committee has adopted a written committee charter that details its authority, powers and responsibilities. A copy of the charter can be found on our website at www.citizensholdingcompany.com under the “Investor Relations - Corporate Governance” tab. The information on our website is not incorporated into this proxy statement. The compensation committee periodically reviews its charter and makes revisions as it deems appropriate. The compensation committee meets with the frequency necessary to perform its duties and responsibilities. The compensation committee usually makes many of its performance-based decisions at a meeting held in January of each fiscal year, including evaluating the performance of our NEOs during the immediately preceding year, determining the amount of their annual cash bonuses for the preceding year, and determining base salaries for the upcoming fiscal year. Grants of equity compensation are generally made in the second quarter of each year; however, the compensation committee did not make any equity grants to NEOs during 2022 other than the restricted stock grant made to Mr. McKee in his capacity as a director. The committee met four times during 2022.

Role of Our Executive Officers.

Our executive officers compile and provide information and assist in the management and administration of our executive compensation and other benefit plans. Mr. Brantley will make recommendations to the compensation committee regarding the compensation of officers, other than himself. Our executives’ responsibilities may include, but are not limited to, the following:

●	recommending pay levels and grants and awards for our officers, other than our President and Chief Executive Officer and the Treasurer and Chief Financial Officer;
●	recommending changes to ensure that our compensation programs remain competitive and align with our objectives; and

●

providing information to the compensation committee, including but not limited to (1) information concerning Company and individual performance, (2) information concerning the attainment of our strategic objectives, (3) the common stock ownership of each executive officer and his option holdings, (4) equity compensation plan dilution, and (5) compensation and performance data of other similar size banks.

Our executive officers may attend the meetings of the compensation committee, at its request, except that Messrs. Branch, Brantley and McKee may not be present during the compensation committee’s deliberation of their individual compensation. A portion of each of the four compensation committee meetings held during 2022 was an executive session during which none of our executive officers were present.

Using Compensation Consultants.

The compensation committee has the power and authority to hire outside advisors or consultants to assist the compensation committee in fulfilling its responsibilities to review our director and executive compensation programs. Prior to 2020, the compensation committee engaged Bruce Hlavacek, a registered representative of The Leaders Group, to review the Bank’s Supplemental Executive Retirement Program (the “SERP”), and the program was further reviewed by iZale Financial Group and our independent auditors.  Based on those reviews, we modified the SERP to provide for lower forecasts in the rate of growth in executive pay. The SERP is described more fully in this CD&A.

In 2018, the compensation committee retained the services of ChaseCompGroup to provide an independent review of the directors’ and executive officers’ compensation programs and to make recommendations to the committee. The compensation committee has utilized some of the results of this study in formulating the current level of compensation for the executive officers and directors of the Company.

What are the objectives of our compensation program?

The fundamental purpose of our executive officer compensation program is to assist us in achieving our financial and operating performance objectives. Specifically, our compensation program has three basic objectives:

●	to retain and motivate our executive officers, including the NEOs;
●	to reward executive officers upon the achievement of measurable corporate, business unit and individual performance goals; and
●	to align each executive officer’s interests with the interests of our shareholders.

What are the specific elements of the compensation program, and what are they intended to address and reward?

The elements of the executive compensation program have remained substantially the same for several years. We believe our programs are effectively designed and are working well to align our named executive officers’ interests with the interests of our shareholders and are instrumental to achieving our business strategy. In determining executive compensation for 2022, the compensation committee considered that a vast majority of shareholders (approximately 79.2%) voted to approve the “say-on-pay” proposal at our 2022 Annual Meeting. As a result, the compensation committee continued to utilize the same elements it has used in previous years and will continue to consider shareholder concerns and feedback in the future.

Our compensation program includes four basic elements:

●

Base salary: This element is intended to reflect an executive officer’s job responsibilities and his value to us. It is also intended to retain our executive officers and to acknowledge each executive officer’s individual efforts in furthering our strategic goals.

●

Annual cash bonus: An annual cash bonus is one of the performance-based elements of our compensation program. It is intended to motivate our executive officers and to provide an immediate reward for short-term (annual) set performance.

●

Equity-based incentives: Grants of equity awards are the method we use to align the long-term interests of our NEOs with the interests of our shareholders, which is another element of performance-based compensation.

●

Welfare benefits and retirement plans: These benefits and plans are intended to retain qualified executive officers, by ensuring that our compensation program is competitive and provides an adequate opportunity for retirement savings.

Do we “benchmark” total compensation or any element of compensation?

No, the compensation committee does not believe it is appropriate to determine total compensation, or any element of compensation, based primarily on benchmarking, which is the practice of setting compensation based upon the compensation practices of other companies similar in size, industry and other characteristics. However, the compensation committee does review the Mississippi Bankers Association Salary Survey as it determines the appropriate salary levels for all our officers and employees, including the NEOs.

How are the relative amounts of each element of compensation determined?

The compensation committee does not use a specific formula to determine the amount allocated to each element of our compensation program. Instead, the compensation committee makes individual compensation decisions that provide for adequate exposure to equity, an appropriate mix of short-term and long-term rewards and an adequate performance based component.

How is base salary determined and adjusted?

Considerations. The compensation committee reviews and adjusts base salary annually. Adjustments are based upon a review of a variety of factors, including the following:

●	individual, Company and Bank performance, measured against quantitative and qualitative goals, such as asset and net income performance;
●	duties and responsibilities; and
●	compensation paid by similar size banks.

Fiscal Year 2022 Decisions. The 2022 base salary of our NEOs is included in the Summary Compensation Table that follows this discussion. For 2022, base salaries increased 5.0% when compared to base salaries paid in 2021. The primary factors evaluated by the compensation committee in connection with the decision to raise base salaries in 2022 were (1) the earnings performance of the Company, and (2) individual performance.

Fiscal Year 2023 Decisions. The compensation committee has set the following base salaries for 2023, which was an increase over the base salary paid in 2022:

Executive Officer	2023 Base Salary	2022 Base Salary	Percentage Increase Over 2021 Base Salary
Stacy M. Brantley	$375,000(1)	$-0-	N/A
Greg L. McKee	$354,333(2)	$354,333	0.0%
Phillip R. Branch	$185,220	$176,400	5.0%

(1) Mr. Brantley started with the Bank effective February 13, 2023.

(2) Mr. McKee retired from the Bank effective January 31, 2023 and his 2023 Base Salary is $-0- after the effective date.

How is the annual cash bonus determined?

Considerations. At its meeting in January each fiscal year, the compensation committee analyzes our performance, Bank performance and the individual performance of each NEO with the growth of our net income being the primary consideration.  For the 2022 fiscal year, the compensation committee determined that Mr. McKee would be paid a cash bonus of 25% of Mr. McKee’s 2022 base salary (“McKee Base Bonus”) and Mr. Branch would be paid a cash bonus of 10% of Mr. Branch’s 2022 base salary (“Branch Base Bonus”) if our net income attained the income level set by our Board of Directors (the “Net Income Target”).  The McKee Base Bonus and the Branch Base Bonus were each subject to adjustment either up or down, based upon the difference between actual net income for 2022 and the Net Income Target. For each 1% increment actual net income varied above the Net Income Target, the McKee Base Bonus and the Branch Base Bonus were increased by 2%.  For each 1% increment actual net income varied below the Net Income Target, the McKee Base Bonus and the Branch Base Bonus were decreased by 5%.  The tables below demonstrate how the McKee Base Bonus and Branch Base Bonus would be determined under various scenarios.

Fiscal Year 2022 Decisions. Cash bonuses paid to our NEOs are listed on the Summary Compensation Table, which follows this discussion. In 2022, our net income was 28.1% higher than the Net Income Target and accordingly, Mr. McKee received a bonus of 39.0% of his base salary (McKee Base Bonus of 25% plus an upward adjustment of 56.1%) and Mr. Branch received a bonus of 15.6% of his base salary (Branch Base Bonus of 10% plus an upward adjustment of 56.1%). Using the above formula, the compensation committee determined that Mr. McKee should receive a bonus of $138,278 and Mr. Branch should receive a bonus of $27,536.

Fiscal Year 2023 Decisions. For the 2023 fiscal year, the compensation committee determined that a guaranteed cash bonus of 40% of Mr. Brantley’s 2023 base salary would be paid as a bonus, regardless of the operating results of the Company. However, the compensation committee determined that a cash bonus of 10% of Mr. Branch’s 2023 base salary would be paid as a bonus if our net income is equal to 105% of the Board-adopted net income budget for 2023. The compensation committee took into consideration the outlook for the national and local economy and determined that factors beyond the control of the executive officers would dictate the level of earnings for 2023. The compensation committee further determined that if we can attain earnings in excess of the goal, then the compensation committee would consider 2023 to be a successful year. For each 1% increment above the target, the amount of either bonus is increased by 2%. For each 1% increment below the target, the amount of either bonus is decreased by 5%. For example, if net income exceeds the target by 5% in 2023, then the applicable bonus percentage increases to 11.0% of Mr. Branch’s base salary. If net income is 5% less than the target in 2023, then Mr. Branch’s bonus percentage decreases to 7.5% of his base salary.

How is equity compensation determined and paid?

Considerations. Prior to 2009, equity compensation was granted under our LTIP, our 1999 Employees’ Long-Term Incentive Plan, in the form of stock options, which are used to incentivize long-term performance. In 2013, we adopted the 2013 Incentive Compensation Plan, which provides for various forms of equity awards, including stock options and restricted stock, to incentivize long-term performance. Stock options and restricted stock align management’s interests with those of our shareholders. The exercise price for stock options is always the fair market value of our common stock on the grant date, which is the closing market price of our common stock on the date of the grant as quoted on The Nasdaq Global Market (or on the immediately preceding trading date if shares are not traded on the grant date). Unless the compensation committee otherwise provides, restricted stock vest in one year and options vest in six months and one day after grant, and stock options lapse ten years after the grant date. The vesting of restricted stock and options is accelerated and an executive officer’s options remain exercisable for not less than six months following a change in control of the Company.

The compensation committee believes that the practice of making grants about the same date each year precludes any inference that we are attempting to manipulate the timing of our equity grants to take advantage of non-public information. We do not backdate options or grant options retroactively. Generally, in determining the amount of any grant, the compensation committee considers:

●	the position, responsibility and prior performance of each executive officer;
●	his ability to affect corporate performance;
●	the value of grants or awards in relation to other elements of total compensation; and
●	the number of shares of our common stock that he owns, whether directly or beneficially.

Fiscal Year 2022 Decisions. The Summary Compensation Table and the table entitled Grants of Plan Based Awards, which follow this discussion, each provide specific information about equity awards granted for the 2022 fiscal year. For 2022, the compensation committee granted no equity awards to our NEOs other than the granted 750 shares of restricted stock to Mr. McKee in his capacity as a director.

How are welfare and retirement plans integrated into our compensation program?

Retirement Benefits. We offer our eligible employees, including our NEOs, participation in a tax-qualified defined contribution 401(k) plan, which allows savings for retirement on a tax deferred basis. In 2022, we provided 50% matching contributions, up to 6% of compensation deferred, as well as discretionary non-matching contributions. Both contributions are subject to the completion of a three-year incremental service vesting period. The plan provides for the distribution of account balances following termination of employment, generally in the form of a lump sum. The Summary Compensation Table includes information about our contributions for the 2022 fiscal year.

Supplemental Retirement Benefits. We also maintain a Supplemental Executive Retirement Plan, or SERP, for our NEOs. The SERP is a noncontributory, nonqualified retirement plan. It generally provides for the payment of benefits upon retirement, death or disability. If a participant retires on or after reaching the age 55, the participant is entitled to receive a benefit equal to 50% of the participant’s average base salary during the three years preceding retirement. This benefit is reduced by 5% for each year between the participant’s age at retirement and his 65th birthday. The benefit is paid in monthly installments over 15 years, commencing the month after the participant’s employment ends.

If a participant’s employment ends before age 55, he is entitled to receive the vested portion of his benefit in a lump sum the month following termination of employment. Each of our NEO’s benefit is fully vested. The Pension Benefits table that follows this discussion sets forth the amount of the benefit that each NEO has accrued under the SERP as of December 31, 2022.

If a participant’s employment ends within two years of a change in control, our SERP provides a benefit equal to 50% of his average base salary over the three years preceding his termination. Payment is made in monthly installments over 15 years, commencing the month after the participant’s employment ends. The term “change in control” is defined to include the following events:

●	any person or group becomes the direct or indirect beneficial owner of at least 25% of our or the Bank’s outstanding voting stock;
●	the completion of a merger of us or the Bank in which we or the Bank, as applicable, are not the surviving entity;
●	sale of our or the Bank’s assets equal to 25% of the fair market value of all of our or the Bank’s gross assets prior to the sale;
●	the members of our or the Bank’s board of directors immediately prior to a tender offer, exchange offer or contested director election cease to constitute a majority after such transaction; or
●	a tender offer or exchange offer is made which, if completed, would result in the offeror owning at least 25% of our or the Bank’s outstanding voting stock.

Welfare Benefits. We maintain a number of broad-based benefit plans that are available to all of our employees, including group medical, dental and life insurance plans, some of which are contributory.

Have we entered into employment, severance, change in control or other agreements with our NEOs?

Yes. We had entered into a change in control agreement with Mr. McKee, and our NEOs are entitled to change in control benefits under the SERP. We believe that change in control payments ensure that personal concerns do not impede transactions that may be in the best interests of our shareholders, such as a sale of the Company to a third party. The agreement is described in the section below titled “Potential Payments upon Termination or Change in Control.” Effective upon the date of Mr. McKee’s retirement, the change in control benefits were no longer in place.

What risks are associated with our compensation practices?

We believe that any risks arising from our compensation policies and practices for our employees, including our NEOs, are not reasonably likely to have a material adverse effect on us. Our compensation program is relatively simple and has only three material elements: base salary; annual cash bonus; and equity-based incentive compensation. Base salary represents a fixed amount of payment and therefore does not encourage any excessive risk taking. The compensation committee has determined annual bonus amounts by objectively analyzing changes in our net income, which has a positive effect on shareholder value and mitigates any incentive for employees to take excessive risk. Finally, our equity-based incentive compensation program provides for various equity awards, including restricted stock and stock options. We believe that the equity component of our compensation program serves to align the long-term interest of management with the interests of shareholders and thus mitigates excessive risk taking.

How do tax, accounting and other statutes or regulations affect the compensation paid to our NEOs?

Section 162(m). Section 162(m) of the Code limits publicly held companies to an annual deduction for federal income tax purposes of $1.0 million for compensation paid to each of its chief executive officer, chief financial officer and the next three most highly compensated executive officers whose compensation is required to be disclosed in the company’s annual proxy statement (referred to as “Covered Employees”). Historically, there has been an exception to this $1.0 million limitation for performance-based compensation that meets certain requirements, and the chief financial officer has been excluded from the definition of a Covered Employee. Effective January 1, 2018, under the Tax Cuts and Jobs Act, the exception for performance-based compensation has been eliminated, and compensation paid to the chief financial officer is now subject to the $1.0 million deduction limitation. The amendments to Section 162(m) included a grandfather clause applicable to compensation paid pursuant to a written binding contract in effect on November 2, 2017 that is not materially modified after such date.

Although deductibility of compensation is preferred, tax deductibility is not a primary objective of the Company’s compensation programs. The compensation committee believes that achieving its objectives under the compensation philosophy set forth above is more important than the benefit of tax deductibility. The compensation committee reserves the right to maintain flexibility in how it compensates its executive officers that may result in limiting the deductibility of amounts of compensation from time to time. Given our current levels of compensation, the compensation committee does not anticipate that the compensation presently paid to any executive officer will be impacted by the limit or the recent changes to Section 162(m).

Other Statutes and Regulations. In January 2006, we adopted the provisions of FASB ASC Topic 718, Compensation-Stock Compensation, which replaced FASB 123R. ASC Topic 718 establishes accounting requirements for share-based compensation to employees and carries forward prior guidance on accounting for awards to non-employees. Under ASC Topic 718, we are required to recognize compensation expense for all share-based payments to our employees, including our NEOs. Since the adoption of ASC Topic 718, we have granted 12,500 options and 14,250 shares of restricted stock to our NEOs.

What are the compensation committee’s conclusions with respect to the 2022 fiscal year?

After considering all of the elements of compensation paid to our NEOs in 2022, the compensation committee has concluded that the compensation is reasonable and not excessive. This conclusion is based upon a number of factors, including the following:

•	our earnings over the previous three years;
•	our growth in dividends;
•	that meaningful portion of our NEOs’ total compensation is subject to the achievement of performance goals; and
•	that the total compensation levels for our NEOs are consistent with the compensation levels deemed appropriate by the committee, which are less than those of similar size banks.

Compensation Committee Report

We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in our Annual Report on Form 10-K for the year ended December 31, 2022.

Compensation Committee:	Donald L. Kilgore, Chairman David P. Webb Herbert A. King Terrell E. Winstead

Compensation Committee Interlocks and Insider Participation

David P. Webb, Donald L. Kilgore, Terrell E. Winstead and Herbert A. King are the members of the compensation committee, and they determined the compensation for our executive officers in 2022. None of the members of the compensation committee is or was an officer or employee of the Company or the Bank. Please refer back to the Board of Directors section regarding director independence and for Mr. Webb’s disclosure of a related party transaction. During 2022, none of our NEOs served as a director or member of the compensation committee of any other entity whose executive officers served on our Board of Directors or compensation committee.

Compensation Tables

The following table provides information concerning the total compensation earned or paid to our NEOs for services rendered to us or the Bank during the 2022, 2021, and 2020 fiscal years.

Summary Compensation Table

(2022, 2021 and 2020 Fiscal Years)

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(2)	All Other Compensation ($)	Total ($)
Greg L. McKee President and Chief Executive Officer	2022 2021 2020	354,333 336,842 321,390	138,278 97,442 29,528	14,288 14,220 15,368	145,631 142,916 124,852	53,266(3) 53,468 52,030	705,796 644,888 543,168
Phillip R. Branch Treasurer and Chief Financial Officer	2022 2021 2020	176,400 167,692 160,000	27,536 19,404 11,952	- - -	- - -	26,631(4) 25,274 22,236	230,567 212,370 194,188

(1)

Neither Mr. McKee nor Mr. Branch received any options in 2022, 2021, or 2020. These non-cash payments only represent the aggregate grant date fair value, as computed in accordance with FASB ASC Topic 718, of 750 shares of restricted stock granted in 2022, 2021 and 2020 to Mr. McKee in his capacity as a director. The value of the awards shown in this column is based on the grant date closing price.

(2)	This amount represents an increase in accrued benefits under our Supplemental Executive Retirement Plan.

(3)

For 2022, includes director’s fees of $21,325, our matching and profit-sharing contributions to the Bank’s 401(k) plan in the amount of $20,703, the value of group life insurance premiums in the amount of $1,532, and group health premiums in the amount of $10,290.

(4)

For 2021, includes our matching and profit-sharing contributions to the Bank’s 401(k) plan in the amount of $11,748, the value of group life insurance premiums in the amount of $1,318, group health premiums in the amount of $8,285 and country club dues in the amount of $5,280.

Grants of Plan –Based Awards in 2022

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	Grant Date Fair Value Of Stock and Option Awards ($)(1)

Mr. McKee	April 27, 2022	750	$14,288

(1)	This column shows the full grant date fair value of the restricted stock granted in 2022 under ASC 718. Such shares were granted to Mr. McKee in his capacity as a director.

Mr. Branch was not granted any plan-based awards of stock options or restricted stock in 2022.

The following table includes information about the restricted stock award held by our NEOs at the end of our 2022 fiscal year, which were granted under our LTIP. The exercise price is fair market value on the date of grant, defined as the closing market price of a share of our common stock as quoted on The Nasdaq Global Market.

Outstanding Equity Awards at December 31, 2022

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options	Number of securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares That Have Not Vested	Market Value of Shares That Have Not Vested($)
Greg L. McKee	4/27/2022					750	14,288

Option Exercises and Stock Vested in 2022

Name	Number of Securities Underlying Exercised Options (#)	Restricted Stock Vested (#)	Value Realized on Exercise/ Vesting ($)	Option Exercise/Vesting Date
Greg L. McKee		750	14,220	4/28/2022

Neither the Company nor the Bank maintains a tax-qualified defined benefit or pension plan. The following table includes information about the benefits accrued under the Bank’s nonqualified Supplemental Executive Retirement Plan, or SERP.

Pension Benefits

Name	Number of Years Of Credited Service	Present Value of Accumulated Benefit(1) ($)	Payments in Fiscal 2022 ($)
Greg L. McKee	39	1,257,781	—
Phillip R. Branch	4	—	—

_____________

(1)

This amount represents the present value as of December 31, 2022, of the accumulated benefit necessary to fund a retirement benefit under the SERP using a 5.12% interest rate and amortizing an appropriate service cost per year until retirement.

Potential Payments upon Termination or Change in Control

The Bank had entered into an agreement with Mr. McKee, which provides for a payment upon the occurrence of a change in control, whether or not Mr. McKee’s employment continues after the change in control. In the event of a change in control, the Bank will pay to Mr. McKee an amount equal to 2.99 times his average annual compensation for the five whole calendar years immediately preceding the year of the change in control. The payment will be made in 12 equal monthly installments commencing on the first business day of the month next following the date of the change in control.

The term “change in control” is defined in Mr. McKee’s agreement to include the following events:

●	any person or group becomes the direct or indirect beneficial owner of more than 50% of the Bank’s outstanding voting stock;
●	as a result of a merger or consolidation of the Bank, less than 50% of the surviving corporation’s outstanding voting securities owned by us;
●	a transfer of substantially all of the property of the Bank other than to an entity in which the Bank owns at least 50% of the voting stock; or
●	the majority of the Bank’s board of directors is replaced without recommendation or approval of a majority of the incumbent board.

As discussed in the CD&A section of this proxy statement, the Bank’s SERP also provides for payments in the event employment is terminated in connection with a change in control. Assuming the change in control occurred on the last business day of the 2022 fiscal year, the aggregate amounts payable under Mr. McKee’s change in control agreement and each NEO’s benefit under the SERP are as follows:

Name	Change in Control Agreement	SERP	Total
Greg L. McKee	$1,082,471	$2,387,340	$3,469,811

CEO PAY RATIO

As required by Section 953(b) of the Dodd-Frank Act and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our median employee and the annual total compensation of Greg L. McKee, our CEO.

For 2022, our last completed fiscal year, the median of the annual total compensation of all employees of the Company (other than our CEO) was $43,946, and the annual total compensation of our CEO as detailed in the Summary Compensation Table in this proxy, was $705,796. Based on this information, for 2022 the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees was 16.1 to 1.

To determine the median of the annual total compensation of all employees of the Company (other than our CEO), we identified our total employee population as of December 31, 2022, which consisted of approximately 271 individuals. Of these employees, approximately 250 individuals are full-time equivalent employees, with the remainder employed on a part-time (less than 40 hours per week) basis.

To identify the "median employee" we conducted an analysis of this employee population, without the use of statistical sampling. We determined our median employee using "total compensation" for the full year 2022. "Total compensation" consisted of base pay, bonuses, commissions, fringe benefits, incentives, severance and vacation payout. Using this methodology, we determined that the "median employee" was a full-time branch teller responsible for establishing, retaining, and deepening customer relationships by performing efficient and accurate banking transactions; and opening and closing accounts in support of the Company’s goals and objectives within the branch. With respect to the annual total compensation of the "median employee," we identified and calculated the elements of such employee's compensation for 2022 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K.

Pay Versus Performance Table

As required by Section 953(a) of the Dodd-Frank Act and Item 402(v) of Regulation S-K, the Pay Versus Performance (“PVP”) rules because effective for the Company as of December 31, 2022 and the Company must comply with the PVP rules in proxy and information statements that include compensation disclosures.

The following table provides information concerning the required PVP disclosures for the 2022, 2021, and 2020 fiscal years.

Year	Summary Compensation Table Total for PEO ($)(1)	Compensation Actually Paid to PEO ($)(3)	Average Summary Compensation Table total for Non-PEO NEOs ($)(2)	Average Compensation Actually Paid to Non-PEO NEOs ($)	Value of Initial Fixed $100 Investment Based on Total Shareholder Return ($)	Net Income ($ - in thousands)
2022	705,796	555,995	230,567	230,567	73	9,620
2021	644,888	502,160	212,370	212,370	94	7,494
2020	543,168	418,923	194,188	194,188	100	6,931

(1)	Greg McKee was considered the PEO for the fiscal years in the chart above.
(2)	Phillip Branch was considered the Non-PEO NEO for the fiscal years in the chart above.
(3)	The following table sets forth the adjustments made during each year represented in the PVP Table to arrive at Compensation Actually Paid to PEO during 2022, 2021 and 2020 fiscal years.

Year	Salary ($)	Bonus ($)	Increase/(Deduction) for Change in Fair Value of Stock Awards Issued in Prior Year Still Outstanding at Year End ($)	Increase/(Deduction) for Change in Fair Value of Stock Awards Issued in Prior Year that Vested During the Current Year ($)	All Other Compensation ($)	Total ($)
2022	354,333	138,278	(4,013)	(158)	53,266	541,707
2021	336,842	97,442	(158)	345	53,468	487,940
2020	321,390	29,528	345	262	52,030	403,556

REPORT OF THE AUDIT COMMITTEE

The audit committee has the responsibilities and powers set forth in its charter, which include the responsibility to assist our Board of Directors in its oversight of our accounting and financial reporting principles and policies and internal audit controls and procedures, the integrity of our financial statements, our compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence, and the performance of the independent auditor and our internal audit function. The audit committee is also required to prepare this report to be included in our annual proxy statement pursuant to the proxy rules of the SEC.

Our management is responsible for the preparation, presentation and integrity of our financial statements and for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures to provide for compliance with accounting standards and applicable laws and regulations. The internal auditor is responsible for testing such internal controls and procedures. Our independent registered public accounting firm is responsible for planning and carrying out a proper audit of our annual financial statements prior to the filing of our Annual Report on Form 10-K, reviews of our quarterly financial statements prior to the filing of each quarterly report on Form 10-Q, and other procedures.

The audit committee has reviewed and discussed our audited financial statements for the year ended December 31, 2022 with management. In addition, the audit committee has discussed with HORNE LLP, our independent registered public accounting firm, the matters required by Auditing Standard 1301, “Communications with Audit Committees,” as adopted by the Public Company Accounting Oversight, and other matters required by the charter of this committee.

The audit committee also has received the written disclosures and the letter from HORNE LLP required by the Public Company Accounting Oversight Board regarding HORNE LLP’s communications with the audit committee concerning independence, and has discussed with HORNE LLP their independence from us and our management.

The audit committee has received both management’s and the independent registered public accountant’s reports on internal control over financial reporting and has discussed the results of those audits. Management reported to the audit committee that no material weaknesses were identified by management during its assessment.

The audit committee has discussed with our management and the independent registered public accountants such other matters and received such assurances from them as they deemed appropriate.

As a result of their review and discussions, the audit committee has recommended to our Board of Directors the inclusion of our audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2022, for filing with the SEC.

AUDIT COMMITTEE: Terrel E. Winstead, Chairman Jason R. Voyles Jane D. Crosswhite Herbert A. King

PROPOSAL NO. 1 THE ELECTION OF DIRECTORS

Proposal No. 1 relates to the election of four Class III directors to our Board of Directors.

Proposal No. 1 - Election of the Four Class III Directors Named Herein, each to serve a three-year term

Our Board of Directors has nominated, based upon the recommendations of our nominating committee, Jane D. Crosswhite, Craig Dungan, MD, Daniel Adam Mars and David P. Webb for election as Class III directors to serve until the 2026 Annual Meeting or until their successors are duly elected and qualified. Mrs. Crosswhite, Dr. Dungan, Mr. Mars and Mr. Webb currently serve as Class III members of our Board of Directors. Information about their ages and experience is provided above.

What happens if a shareholder has submitted a nominee for election as director?

Four Class III directors will be elected from among the candidates listed above and from any other candidate that a shareholder properly nominates in accordance with our bylaws. As of the date of this proxy statement, we have not been advised that a shareholder intends to submit a nominee for election as a Class III director, and the proxy holders will not have discretionary authority to vote for any nominee submitted by a shareholder that has not been nominated by the nominating committee.

What are the voting procedures?

Our Bylaws provide that our Directors are elected by a majority vote. Majority voting provides that nominees for directors are elected by the shareholders so long as the nominee receives more votes “FOR” than “AGAINST”; provided that if there are more nominees than positions standing for election, then the directors are elected by a plurality of votes. Because there are four Class III nominees who have been nominated to fill four director positions, each of the four Class III nominees will be elected if such nominee receives more votes “FOR” than “AGAINST.”

Shares represented by a properly signed and dated proxy card will be voted in accordance with the instructions on the card at the Annual Meeting. If the proxy card is signed but no instructions are given with respect to the election of Class III directors, the proxy holders will vote the proxies received by them for our Board of Directors’ nominees for Class III director listed above.

If for any reason one or more of the nominees named above is not available as a candidate for director, an event our Board of Directors does not anticipate occurring, the proxy holders will vote, in their discretion, for another candidate or candidates nominated by the nominating committee of our Board of Directors.

Our Board of Directors unanimously recommends a vote “FOR” the election of the four Class III directors named herein, each to serve a three-year term.

PROPOSAL NO. 2 – APPROVAL, ON AN ADVISORY (NON-BINDING) BASIS, OF OUR EXECUTIVE OFFICER COMPENSATION

Background

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) requires that shareholders have the opportunity to vote to approve, on an advisory (non-binding) basis, our executive officer compensation commencing with our 2011 annual meeting (a so-called “say-on-pay” vote).

The advisory vote to approve executive officer compensation is an advisory, non-binding vote on the compensation of the Company’s NEOs, as described in the CD&A section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, set forth in this proxy statement. The advisory vote to approve executive officer compensation is not a vote on the Company’s general compensation policies, compensation of the Company’s Board of Directors, or the Company’s compensation policies as they relate to risk management. The Dodd-Frank Act requires the Company to hold the advisory vote on executive officer compensation at least once every three years. We hold this advisory vote at each annual meeting and the next vote will be held at the 2023 Annual Meeting.

Our philosophy in setting compensation policies for executive officers has two fundamental objectives: (1) to attract and retain a highly skilled team of executive officers, and (2) to align our executive officers’ interests with those of our shareholders by rewarding short-term and long-term performance and tying compensation to increases in shareholder value. The compensation committee believes executive officer compensation should be directly linked both to continuous improvements in corporate performance and accomplishments that are expected to increase shareholder value. The CD&A section of this proxy statement provides a more detailed discussion of the executive officer compensation program and compensation philosophy.

The vote under this Proposal No. 2 is advisory. Therefore, it is not binding on the Company, our Board of Directors or our compensation committee. Nevertheless, our Board of Directors, including our compensation committee, values the opinions of our shareholders and, to the extent there is any significant vote against the executive officer compensation as disclosed in this proxy statement, we will consider our shareholders’ concerns and evaluate what actions may be appropriate to address those concerns. We conduct this say-on-pay vote annually, thus shareholders will be asked at the Annual Meeting to approve the following resolution pursuant to this Proposal No. 2:

Our Board of Directors asks you to approve the following resolution:

RESOLVED, that that the compensation paid to our named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth in the proxy statement for the Company’s 2023 Annual Meeting is hereby approved.

What are the voting procedures?

Approval of this advisory (non-binding) proposal requires that the votes cast “FOR” exceed the votes cast “AGAINST.” Abstentions and broker non-votes have no effect.

Our Board of Directors unanimously recommends a vote “FOR” the Approval, on an Advisory (Non-Binding) Basis, of our Executive Officer Compensation

PROPOSAL NO. 3 – ADVISORY (NON-BINDING) VOTE ON FREQUENCY OF THE VOTE ON EXECUTIVE OFFICER COMPENSATION

Background

Under the Dodd-Frank Act, the Company also is required to seek an advisory (non-binding) shareholder vote regarding the frequency of the “say-on-pay” vote such as Proposal 4. The Dodd-Frank Act specifies that shareholders be given the opportunity to vote on our executive officer compensation either every year, every two years or every three years. Although this vote is advisory and non-binding, our Board of Directors will review voting results and give serious consideration to the outcome of such voting.

Our Board of Directors recognizes the importance of receiving regular input from our shareholders on important issues such as our executive officer compensation. Our Board of Directors believes that our current executive officer compensation programs directly link executive officer compensation to our financial performance and align the interests of our executive officers with those of our shareholders. Our Board of Directors believes that giving our shareholders the right to cast an advisory vote every year on their approval of the compensation arrangements of our NEOs is a good corporate governance practice and is in the best interests of our shareholders, by allowing our shareholders to provide us with their input on our executive officer compensation philosophy, policies and practices as disclosed in our proxy statement every year.

Our Board of Directors asks you to consider the following resolution:

RESOLVED, that an advisory (non-binding) vote of the Company’s shareholders to approve the compensation of the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, shall be held at an annual meeting of stockholders, (a) every year, (b) every two years, or (c) every three years.

What are the voting procedures?

The enclosed proxy card gives you four choices (every year, every two years or every three years, abstain) for voting on this item and, therefore, shareholders will not be voting to approve or disapprove the recommendation of the Board of Directors. Thus, the frequency period that receives the most votes will be deemed to be the recommendation of the shareholders.

Our Board of Directors unanimously recommends the selection of EVERY YEAR as your preference for the frequency which shareholders are provided an advisory (non-binding) vote on executive officer compensation.

PROPOSAL NO. 4 – RATIFICATION OF OUR BOARD OF DIRECTORS’ APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Who are our auditors?

HORNE LLP, an independent registered public accounting firm, has served as our auditor since December 31, 1998. The audit committee has appointed HORNE LLP to serve as auditor for the fiscal year ending December 31, 2023. Although the appointment of an independent auditor does not require approval by the shareholders, our Board of Directors has chosen to submit its selection for ratification by the shareholders. The audit committee, however, reserves the right to change independent auditors at any time, notwithstanding shareholder ratification.

A representative of HORNE LLP is expected to attend the Annual Meeting. If present, the representative will have the opportunity to make a statement and will be available to respond to appropriate questions.

What fees were paid to the auditors in 2022 and 2021?

Fees related to services performed for us by HORNE LLP in fiscal years 2022 and 2021 are as follows:

	2022	2021
Audit Fees (1)	$354,717	$318,759
Audit-Related Fees (2)	-	18,500
Tax Fees (3)	36,300	37,500
All Other Fees	-	-
Total	$374,759	$374,759

____________________

(1)

Audit fees include fees and expenses associated with the audit of our annual financial statements, the reviews of the financial statements in our quarterly reports on Form 10-Q, and regulatory and statutory filings.

(2)	Audit-related fees primarily include professional services rendered for the audit of our employee benefit plans and technical accounting, consulting and research.

(3)

Tax fees and expenses include tax compliance services, tax advice, and tax planning assistance, all of which were pre-approved by the audit committee. All tax fees were permissible tax fees under SEC rules.

In accordance with the procedures set forth in its charter, the audit committee pre-approves all auditing services and permitted non-audit services (including the fees and terms of those services) to be performed for us by our independent auditor prior to engagement for the services, subject to the de minimis exceptions for non-audit services permitted by SEC rules and regulations. For fiscal years 2022 and 2021, none of the fees listed under Audit-Related Fees, Tax Fees or All Other Fees were covered by the de minimis exception. The chairman of the audit committee has been delegated the authority by the committee to pre-approve the engagement of the independent auditors when the entire committee is unable to do so. The chairman must report all such pre-approvals to the entire audit committee at the next committee meeting.

What are the voting procedures?

Ratification of the appointment of the independent accountants requires that the votes cast in favor exceed the votes cast against. Abstentions will have no effect.

Our Board of Directors has unanimously approved the appointment of our independent registered public accounting firm and recommends a vote “FOR” ratification of our Board of Directors’ appointment of our independent registered public accounting firm for the 2023 fiscal year.

SHAREHOLDER PROPOSALS FOR THE 2024 ANNUAL MEETING

At each annual meeting, our Board of Directors submits to shareholders its nominees for election as directors. In addition, the Board of Directors may submit other matters to the shareholders for action at an annual meeting. Shareholders may also submit proposals for action at an annual meeting.

Proposals in Our Proxy Statement

Shareholders interested in submitting a proposal for inclusion in our proxy materials for the 2024 Annual Meeting may do so by following the procedures prescribed in Rule 14a-8 of the Exchange Act. If the 2024 Annual Meeting is held within 30 days of April 25, 2023, to be eligible for inclusion in our proxy materials, shareholder proposals must be received by the Secretary at Citizens Holding Company, 521 Main Street, Philadelphia, Mississippi 39350, no later than the close of business on November 18, 2023, in order for such proposals to be considered for inclusion in the proxy statement and form of proxy relating to such meeting.

Proposals to be Introduced at the 2024 Annual Meeting

For any shareholder proposal intended to be presented in connection with the 2024 Annual Meeting, including any proposal relating to the nomination of a director to be elected to our Board of Directors, but not to be included in our proxy statement for such meeting, a shareholder must give timely written notice thereof in writing to the President in compliance with the advance notice and eligibility requirements contained in our bylaws. To be timely, a shareholder’s notice must be delivered to the President at the address given above not less than 14 days nor more than 50 days prior to the date of the annual meeting; provided, however, that if notice of the Annual Meeting is given to shareholders less than 21 days prior to the meeting date, the shareholder's written notice must be mailed or delivered to the President no later than the close of business on the seventh day following the day on which the notice of meeting was mailed to shareholders.  Proposals and nominations not made in accordance with our bylaws may be disregarded by the chairman of the meeting in his or her sole discretion.

The specific requirements of our advance notice and eligibility provisions are set forth in Section 2.14 of our bylaws, as amended, a copy of which is available upon request. Such requests and any shareholder proposals should be sent to the Secretary at Citizens Holding Company, 521 Main Street, Philadelphia, Mississippi 39350.

OTHER MATTERS

As of the time this proxy statement was printed, our management was unaware of any other matters to be brought before the Annual Meeting other than those set forth herein. However, if any other matters are properly brought before the Annual Meeting, the persons named in the enclosed form of proxy will have discretionary authority to vote all proxies with respect to such matters in accordance with their best judgment.

AVAILABILITY OF ANNUAL REPORT ON FORM 10-K

Upon written request of any record holder or beneficial owner of shares of common stock entitled to vote at the Annual Meeting, we, without charge, will provide an additional copy of our Annual Report on Form 10-K for the year ended December 31, 2022, as filed with the SEC. Requests should be mailed to Phillip R. Branch, Treasurer and Chief Financial Officer, Citizens Holding Company, 521 Main Street, Philadelphia, Mississippi 39350.

By Order of the Board of Directors,

Greg L. McKee	Stacy M. Brantley
Chief Executive Officer	President and Chief Executive Officer
Citizens Holding Company	The Citizens Bank of Philadelphia

REVOCABLE PROXY

This Proxy is Solicited on Behalf of the Board of Directors of

CITIZENS HOLDING COMPANY

The undersigned does hereby nominate, constitute and appoint HERBERT A. KING, GREG L. MCKEE and STACY M. BRANTLEY, or any of them (each with full power to act alone and with full power of substitution and resubstitution), as their true and lawful attorney, to vote this Proxy. The undersigned also hereby authorizes said individuals to represent the undersigned, and to vote upon all matters that may properly come before the 2023 Annual Meeting of Shareholders of Citizens Holding Company (the “Company”) to be held on Tuesday, April 25, 2023, or any adjournment(s) or postponement(s) thereof, including the matters described in the proxy statement furnished herewith, subject to any directions indicated on the reverse side and subject to the rules and regulations of the Securities and Exchange Commission governing the exercise of discretionary authority by a proxy holder, with full power to vote all shares of Common Stock of the Company held of record by the undersigned on March 10, 2023. Absent specific instructions from the undersigned, this Proxy authorizes the proxy holders named herein to vote in favor of the nominees for election of director listed on the reverse side as such proxy holders shall determine, in their sole and absolute discretion. I acknowledge receipt of the Company’s notice and accompanying Proxy Statement.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL NOS. 2 AND 4, “FOR” EACH OF THE NOMINEES FOR CLASS III DIRECTORS ON PROPOSAL 1 AND “EVERY YEAR” FOR PROSOAL NO. 3.

IMPORTANT- This Proxy must be signed and dated on the reverse side.

Annual Meeting of Shareholders of

CITIZENS HOLDING COMPANY

April 25, 2023

Please date, sign and mail your proxy card

in the envelope provided as soon as possible.

PROPOSAL NO. 1: To elect the four Class III directors named herein, each to serve a three-year term.

☐ FOR ALL NOMINEES	☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

Nominees:	Jane D. Crosswhite ☐
Craig Dungan, MD ☐
Daniel Adam Mars ☐
David P. Webb ☐

INSTRUCTION: To withhold authority to vote for any individual nominee(s) for Class III director, mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold.

PROPOSAL NO. 2: To approve, on an advisory (non-binding) basis, our executive officer compensation.

☐ FOR                                    ☐ AGAINST                                    ☐ ABSTAIN

PROPOSAL NO. 3:         To approve, on an advisory (non-binding) basis, the frequency of the vote on our executive officer compensation.

☐ EVERY YEAR         ☐ EVERY TWO YEARS         ☐ EVERY THREE YEARS         ☐ ABSTAIN

PROPOSAL NO. 4: To ratify the approval by our Board of Directors of our independent registered public accounting firm for the 2023 fiscal year.

☐ FOR                                    ☐ AGAINST                                    ☐ ABSTAIN

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no specific directions are given, your shares will be voted by the individuals designated on this Proxy “FOR” Proposal Nos. 2 and 4, “FOR” the nominees for Class III directors on Proposal 1 and “EVERY YEAR” for Proposal No. 3. The individuals designated on this Proxy will vote in their discretion on any other matter that may properly come before the meeting, subject to the rules and regulations promulgated by the Securities and Exchange Commission governing the exercise of discretionary authority by a proxy holder.

Signature of Shareholder: _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

Date: _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ , 2023

Signature of Shareholder: _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

Date: _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ , 2023

NOTE: Please sign name exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.